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                                December 21, 1998



Mr. David L. Pugh                               PERSONAL AND CONFIDENTIAL
2900 Hidden Lake Road
Mequon, Wisconsin 53092

              Re:     Offer of Employment; President & Chief Operating Officer

Dear David:

              This letter sets forth the proposed terms of your employment with Applied Industrial Technologies, Inc. ("Applied"), commencing effective January 1, 1999:

              1. POSITION. Your title will be President & Chief Operating Officer and you will report to me.

              2. BASE SALARY. As is the case with all Applied officers, compensation and benefits are set by the Board's Executive Organization & Compensation Committee (the "Committee"). Under present procedures, annual base salary is reviewed in October of each year, with changes effective November 1. Your starting annual base salary will be $375,000.

              3. 1999 MANAGEMENT INCENTIVE PLAN. You will be designated a participant in the Management Incentive Plan for the fiscal year ending June 30, 1999. The Management Incentive Plan provides for incentive payments based on both Applied and the officer achieving certain goals. The Committee and the full Board of Directors set the goals at the beginning of each fiscal year, with payments, if any, distributed in August following the end of the year. If Applied fails to achieve its corporate goals, there are no payments under the Plan. Assuming the corporate goals are achieved, the payout is based upon a formula. The target incentive payment for each officer is a multiple of the salary midpoint for the officer position as set by the Committee and a target percentage assigned to the position.

                     For fiscal 1999, you and I will have Applied's corporate goals (which were set in July) for our individual goals. Your midpoint for fiscal 1999 will be $375,000 and the target percentage assigned is 60%,


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Mr. David Pugh
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                     giving you a target incentive payment, if all target goals are met, of $225,000 multiplied by a fraction, the numerator of which is equal to the number of full months during fiscal 1999 that you are an Applied employee and the denominator of which is 12. The maximum payment, if the maximum levels for all corporate and individual goals are met, would be 150% of the target payment and the minimum payment, if only the threshold levels for all goals are met, would be 50% of the target payment. Your incentive payment for fiscal 1999 is guaranteed to be at least $100,000.

                     Under Applied's Deferred Compensation Plan (described in greater detail in the "Overview of Executive Benefit Programs," enclosed), you may defer your receipt of (and payment of taxes on) all or a portion of your Management Incentive Plan awards. If you defer at least 50% of an annual Management Incentive Plan award and elect to have it invested in Applied common stock, your Deferred Compensation Plan account will be credited with 110% of that deferred amount (i.e. a 10% kicker).

              4. STOCK-BASED AWARDS. The Committee will grant you the following stock-based awards under our 1997 Long-Term Performance Plan promptly following the commencement of your employment with Applied:

                     a. Stock Options. You will be awarded non-statutory options to purchase 60,000 shares of Applied common stock. The exercise price for the stock options will be the fair market value of Applied common stock on the date of grant. The options will become 25% exercisable after the first year of continuous employment following the date of grant and an additional 25% for each year of continuous employment thereafter. The option agreement term will be 10 years. In addition, you will be paid cash in the amount of the aggregate spread on the options in the event of your termination following a change in control of Applied under the circumstances described in "Change in Control Agreement," below.

                     b. Restricted Stock. You will be awarded 40,000 restricted shares of Applied common stock. The shares will become 25% vested after the first year of continuous employment following the date of grant and an additional 25% for each year of continuous employment thereafter. The shares will bear transfer restrictions for a period of two years following vesting. In the event of a change in control, these shares will become 100% vested and the transfer restrictions will be removed.
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Mr. David Pugh
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                     c.     Performance-Accelerated Restricted Stock. You will
                            be awarded 40,000 shares of Performance-Accelerated Restricted Stock ("PARS") under the terms of a standard PARS agreement. The PARS are restricted shares of Applied common stock that will vest automatically on August 7, 2003 assuming your continuous employment through that date. The PARS can vest at an earlier date, however, if Applied achieves certain performance hurdles based on stock price and annual pre-tax return on assets ("ROA"). Fifty percent of the PARS will vest on the achievement of either an ROA of 13.5%, or a stock price of $33.33 per share for 20 consecutive trading days. The remaining 50% will vest on the achievement of either an ROA of 17.5%, or a stock price of $37.33 for 20 consecutive trading days. The shares will become 100% vested in the event of a change in control.

              5. CHANGE IN CONTROL AGREEMENT. You will receive our standard officer change-in-control agreement. This agreement provides that if, within three years following a change in control of Applied, your employment with Applied is terminated either by you "for good cause" or by Applied "without cause", then you will receive a severance payment equal to three times your total compensation (base salary plus the average of your three most recent years' incentive pay), plus three years of continued benefits.

              6. SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS PLAN ("SERP"). The Committee will name you a participant in the SERP. The SERP provides a non-qualified straight life retirement benefit at age 65 equal to 45% of the average of your highest three years' total compensation (base salary plus incentive), reduced by 1/20th for each year that the number of your years of service with Applied is less than 20. The SERP also provides that in the event of a change in control, you are eligible to receive the present value actuarial equivalent of your retirement benefit in a lump sum. Your annual straight life benefit at age 65 will be guaranteed to be at least $50,000. In addition, if, while employed by Applied, you die prior to the end of your fifth year of service with Applied, you shall be credited with five years of service for purposes of the SERP. The SERP is described in greater detail in the enclosed "Overview of Executive Benefit Programs."
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Mr. David Pugh
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              7.     OTHER EXECUTIVE PLANS AND PROGRAMS. As an Applied officer, you will be eligible to participate in the following executive plans and programs:

                     a.    Life Insurance Program;
                     b.    Long-Term Disability Program; and,
                     c. Deferred Compensation Plan (also referenced above under "Management Incentive Plan").

                     Each of these benefits is detailed in the "Overview of Executive Benefit Programs." The plan descriptions set forth in the overview are supplemented and qualified in their entirety by the plans themselves.

              8. VACATION. You will be eligible to take five weeks of vacation time annually, which amount will be prorated for fiscal 1999 based on the date you commence employment.

              9. RELOCATION. It is understood that you will relocate to Cleveland immediately following your acceptance of this offer. You will receive our standard relocation package, subject to our understanding that you are not using Cendant Mobility in connection with the sale of your home. I have enclosed a copy of our relocation policy for your review. Applied will also reimburse you for your family's reasonable temporary residence expenses until you find a permanent residence; this reimbursement obligation will not, however, extend to expenses incurred after May 1999.

              10. AUTOMOBILE ALLOWANCE. You will receive an allowance for your automobile. The current monthly allowance for your position is $1,026.10.

              11. PERQUISITES. In addition to the foregoing, you are eligible to receive the following at Applied's expense:

                     a.    Executive tax preparation services;
                     b. Membership dues for The Union Club and a country club; and,
                     c.    An annual physical examination.

                     For personal income tax purposes, the annual value of these items will be included in your W-2 form.


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Mr. David Pugh
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              12.    OTHER ASSOCIATE BENEFITS. Normal benefits available to all
                     Applied employees include:

                     a. Health Insurance. We offer HMO and PPO options administered by Aetna and dental coverage administered by Jardine. Because you become eligible for this benefit only after a 30-60 day waiting period, Applied will reimburse you for interim COBRA costs.

                     b. Retirement Savings Plan. Applied's section 401(k) plan provides for compensation deferral and a company match in Applied common stock with respect to the first 6% of compensation deferred. A variety of investment options are available. The company match ranges from a minimum of 25% to a maximum of 100% per quarter based on Applied achieving certain earnings hurdles set annually by the Board. An additional 5% bonus match is made with respect to officer contributions invested in the Applied Stock Fund. Applied also makes annual profit sharing contributions depending on Applied's profitability during the previous fiscal year. The company match and profit sharing contributions vest at the rate of 25% for each year of your employment with Applied.

                     c. Supplemental Defined Contribution Plan (the "Shadow Plan"). Highly compensated associates are eligible for the Shadow Plan, a non-qualified plan maintained in conjunction with the Retirement Savings Plan. The Shadow Plan provides you a vehicle for saving on a tax-deferred basis even if the tax laws limit the amount of contributions you can make to the Retirement Savings Plan

                     I have enclosed a copy of our brochure, "Your Ticket to Your 1998 Benefits," which provides additional information about various plans available to our associates. The plan descriptions set forth in this letter are supplemented and qualified in their entirety by the materials contained in the enclosed benefits materials and the plans themselves.

              13.    Your Covenants.
                     --------------

                     a. Noncompetition Covenant. During the two-year period following the date of termination of any and all of your relationships with Applied (other than as a shareholder), including any and all relationships as a director, officer or employee of Applied or its affiliates, you covenant and agree that you will not, directly or indirectly, with or through another individual or organization, whether as a shareholder (other than as the holder of less than 1%
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Mr. David Pugh
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                            of the outstanding shares of a publicly held
                            company), partner, member, director, officer, employee, agent or consultant, or in any other capacity, in competition with Applied or any of its affiliates, anywhere within the United States, Canada, or any other nation in which Applied or its affiliates hereafter conducts business, (i) distribute products that are the same or similar to products now or hereafter sold, designed, or distributed by Applied or any of its affiliates, or
                            (ii) provide services that are the same or similar to services now or hereafter provided by Applied or any of its affiliates. The foregoing clause "(ii)" shall not, however, be deemed to prevent you from being a shareholder, partner, member, director, officer, employee, agent or consultant of any organization whose primary operations are not in direct competition with Applied or its affiliates so long as the organization was not among the top 25 product suppliers to Applied and its affiliates (as determined by the dollar volume of purchases from the organization) during the fiscal year ending prior to your termination.

                     b. Confidential Information. During the five-year period following the date of termination of any and all of your relationships with Applied (other than as a shareholder), including any and all relationships as a director, officer or employee of Applied or its affiliates, you covenant and agree to keep confidential and not disclose to others information relating to Applied or any of its affiliates, or their respective businesses, including, but not limited to, information regarding
                            (i) customers or potential customers; (ii) vendors or suppliers; (iii) pricing structure and profit margins; (iv) business plans and strategies; (v) employees and payroll policies; (vi) computer systems; (vii) facilities or properties; and (viii) other proprietary, confidential or secret information relating to Applied or any of its affiliates ("Confidential Information"). You shall use all reasonable care to protect, and prevent unauthorized disclosure of, any Confidential Information unless such information (a) is now or becomes generally known or available to the public without any violation of this agreement; or (b) is required to be disclosed by applicable law or court or governmental order.

                     c. Remedies; Severability. You acknowledge that a breach of your covenants in this Section 13 would result in irreparable injury to Applied for which monetary damages alone would not be an adequate remedy. Therefore, you consent to the issuance of injunctive relief in the event of a breach of your covenants, in addition to any other remedies to which Applied may be entitled at

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                            law or in equity. In addition, if any provision of
                            this Section 13 or the application of any provision to any person or circumstances is held invalid, unenforceable, or otherwise illegal, including without limitation, as to time, geographic area, or scope of activity, that provision shall be severable from the other provisions of this Section and the remainder of this Section and the application of that provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid, and legal.

              14. YOUR REPRESENTATIONS. You represent to Applied that (a) entering into an employment relationship with Applied will not violate any provision of or result in a breach under any agreement to which you are a party or by which you are bound; (b) you are not a party to, or bound by, any agreement, understanding, covenant, policy, other arrangement, or fiduciary obligation, that would affect or limit your ability to provide services to, or to carry out your responsibilities with Applied, including without limitation any noncompetition, nonsolicitation, employment, consulting or other agreement; and (c) you have not retained, nor will you use in connection with your employment with Applied, any proprietary or confidential information of any previous employer or other person or entity.

              As with the other Applied officers, you will not have an employment agreement assuring continued employment. Officers serve at the will of our Board of Directors.


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Mr. David Pugh
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              I hope the foregoing and the enclosures are useful to you in understanding the program we are offering. We are all excited about the prospect of having you as our President & Chief Operating Officer.

              Please acknowledge your acceptance of our offer and your agreement to the matters set forth in this letter by signing and returning the enclosed extra copy of this letter. If you have any questions about the details of our compensation plans, please call Bob Stinson, our Vice President-Chief Administrative Officer, General Counsel & Secretary, at 216-426-4510; or if I can be of any further assistance, please call me.

                                          Cordially,


                                          /s/ John C. Dannemiller
                                          -------------------------------------
                                          John C. Dannemiller
                                          Chairman, Chief Executive Officer
                                                   & President
Enclosures

              I acknowledge and accept this offer to commence employment effective January 1, 1999.

Date:    December 21      , 1998          /s/ David L. Pugh
      --------------------                -------------------------------------
                                          David L. Pugh